May 2015 Pricing Sheet dated May 29, 2015 relating to Preliminary Terms No. 281 dated April 30, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Trigger Jump Securities Based on the Value of the S&P 500® Index due June 3, 2021

Principal at Risk Securities

PRICING TERMS – MAY 29, 2015
Issuer:		Morgan Stanley
Issue price:		$10 per security (see “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		May 29, 2015
Original issue date:		June 3, 2015 (3 business days after the pricing date)
Maturity date:		June 3, 2021
Aggregate principal amount:		$4,144,100
Interest:		None
Underlying index:		S&P 500® Index
Payment at maturity:

•      If the final index value is greater than or equal to the initial index value:

$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment

•      If the final index value is less than the initial index value but greater than or equal to the downside threshold level, meaning the value of the underlying index has declined by no more than 40% from its initial value:

$10

•      If the final index value is less than the downside threshold level, meaning the value of the underlying index has declined by more than 40% from its initial value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 40%, and possibly all, of your investment.

Upside payment:		$3.50 per security (35.00% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Downside threshold level:		1,264.434, which is 60% of the initial index value
Index performance factor:		final index value / initial index value
Initial index value:		2,107.39, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		May 28, 2021, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61764V802
ISIN:		US61764V8028
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.235 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$4,144,100	$145,043.50	$3,999,056.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

Preliminary Terms No. 281 dated April 30, 2015

Product Supplement for Jump Securities dated November 19, 2014	Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.